UNISYS IS PROUD OF SUPPORT PROVIDED TO TRANSPORTATION SECURITY ADMINISTRATION

ISSUES RAISED IN NEWS REPORT QUESTIONED A VERY SMALL PERCENTAGE OF TOTAL CONTRACT VALUE

BLUE BELL, Pa., October 24, 2005 - The Unisys Corporation (NYSE: UIS) today released the following statement in response to a news report in yesterday's Washington Post:

Following the urgent situation created by the events following Sept. 11, Unisys was proud to respond quickly to help the Transportation Security Administration
(TSA) meet its congressionally mandated deadlines for securing the safe transport of passengers and cargo. This was a competitively awarded contract. The men and women of Unisys performed extraordinarily well, working with TSA to establish a secure information technology environment and to equip the assigned airports within a short time frame, among other mission-critical tasks.

The nation was in crisis and there were enormous time pressures in meeting tight deadlines. The Defense Contract Audit Agency (DCAA), at the request of TSA, subsequently reviewed contract performance over that time period and raised some government contracting issues. It is not unusual in complex government contracts for the government and the contractor to have issues arise regarding contract obligations. Working collaboratively over the past few months, Unisys believes most of the issues are being addressed - to the initial satisfaction of our customer, TSA - and with the DCAA's review of the action plans. It should be noted that issues raised in the Washington Post article questioned a very small percentage of the total contract value. Unisys is working to resolve the remaining few issues, as well.

Unisys has not been provided with a copy of the full DCAA audit report referenced in the Washington Post. Therefore, the company can't comment on that document. Unisys will work to take the necessary actions to resolve any identified issues.


ABOUT UNISYS
Unisys is a worldwide information technology services and solutions company. Our people combine expertise in consulting, systems integration, outsourcing, infrastructure and server technology with precision thinking and relentless execution to help clients, in more than 100 countries, quickly and efficiently achieve competitive advantage. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to statements of the company's expectations, plans, strategies or objectives. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. In particular, statements in this release regarding the expected resolution of issues assume that the company and the government will successfully complete negotiations. Unisys assumes no obligation to update any forward-looking statements.
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RELEASE NO.: 1024/8585

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.


Contacts
Media Contact:
Lisa Meyer, 703-439-5887
Lisa.Meyer@unisys.com

Investor Contacts:
Jack McHale, 215-986-6050
Jack.McHale@unisys.com

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com